Exhibit 99.1

Contact Information: Investor Relations 941-556-2601 investor-relations@roperind.com	Roper Industries, Inc.

ROPER INDUSTRIES TO ACQUIRE SUNQUEST INFORMATION SYSTEMS

Leading Provider of Diagnostic and Laboratory Software Solutions

Sarasota, Florida, July 30, 2012 ... Roper Industries, Inc. (NYSE: ROP) today announced that it has entered into a definitive agreement to acquire Sunquest Information Systems, Inc., the leading provider of diagnostic and laboratory software solutions to healthcare providers, in an all cash transaction valued at $1.415 billion, including $25 million in cash tax benefits.

Headquartered in Tucson, Arizona, Sunquest provides a comprehensive suite of clinical and anatomic laboratory software solutions.  Sunquest’s software solutions are used by more than 1,700 hospitals worldwide.  Hospital laboratories, which provide information that drives the majority of diagnostic decisions, rely on Sunquest software solutions to integrate vital data and improve workflow.  Sunquest also provides a growing suite of software solutions beyond the hospital laboratory with a focus on point-of-care patient safety and physician outreach.

Roper expects the acquisition of Sunquest to be immediately cash accretive and to generate $140 million or more of EBITDA in 2013, excluding the impact of fair value accounting of Sunquest’s deferred revenue.  Sunquest is owned by a group of investors resulting from a 2010 recapitalization, led by Huntsman Gay Global Capital, in partnership with Vista Equity Partners, which has owned the company since 2007.

“Sunquest meets all of Roper’s key acquisition criteria and is an ideal fit with both our Medical and Software platforms,” said Brian Jellison, Roper’s Chairman, President and CEO.  “The business is the market leader in software solutions for the critically important healthcare provider laboratory market.  We expect Sunquest to benefit in all economic environments from very favorable market forces – an aging population, expansion of anatomic pathology, and the need for reduced healthcare costs and improved quality of care. Sunquest’s software and application engineering capabilities deliver an outstanding return on investment for their customers.  The company has attractive cash return characteristics and generates significant recurring revenue through long-term customer relationships and very high retention rates.”

Mr. Jellison continued, “Sunquest is led by an outstanding and proven leadership team that impressed us with their culture of execution and the results they have created.  We look forward to working with the Sunquest team to enhance the value of the business for the benefit of customers, employees and shareholders. The business will continue as Sunquest, marketing products and services under current brand names.”

Richard Atkin, President and CEO of Sunquest, said, “We are excited to join the Roper family of high-performing diversified technology businesses.  Our customers will find that as part of Roper we will continue to provide the same excellent service and support with full continuity of personnel.  As we move forward, we will have the financial and strategic resources necessary to provide enhanced product offerings and expand into new areas. We are excited that Sunquest, our customers and our employees will have a bright and rewarding future with Roper.”

Completion of the transaction, which is expected within 30 days, is subject to Hart-Scott-Rodino approval and customary closing conditions.  Barclays acted as financial advisor to Roper, and Jefferies & Company, Inc. acted as financial advisor to Sunquest.

About Roper Industries

Roper Industries is a diversified growth company and is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper provides engineered products and solutions for global niche markets, including water, energy, transportation, medical, education, and SaaS-based information networks. Additional information about Roper is available on the company’s website at www.roperind.com.

About Sunquest Information Systems

Sunquest Information Systems, Inc. provides diagnostic and laboratory information systems to health care providers worldwide. For over thirty years, Sunquest has delivered interoperable solutions that optimize business resources and improve the quality of patient care. The company's pathology focused mission, outreach awareness and point of care products establish Sunquest as a leader in the health care technology industry. Headquartered in Tucson, AZ, Sunquest also has offices in Norwich, United Kingdom and Bangalore, India.

The information provided in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth, profit and cash flow expectations.  Forward-looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases.  These statements reflect management's current beliefs and are not guarantees of future performance.  They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. Such risks and uncertainties include our ability to close the Sunquest acquisition, integrate our acquisitions and realize expected synergies.  We also face other general risks, including our ability to realize cost savings from our operating initiatives, general economic conditions, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products.  Important risks may be discussed in current and subsequent filings with the SEC.  You should not place undue reliance on any forward-looking statements.  These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

The estimate of Sunquest’s 2013 EBITDA contribution is a non-GAAP measure which includes the impact of Sunquest’s deferred revenue, a portion of which will be excluded under GAAP’s purchase accounting rules, which require the deferred revenue to be reduced to fair value upon the acquisition.  The company is not currently able to estimate the impact of the required fair value adjustment.

# # #